SAMPLE OF COMPANY'S STANDARD STOCK CERTIFICATE CONTAINING THE FOLLOWING
INFORMATION:


1.  Number of certificate
2.  Number of shares represented by certificate
3.  Title of stock and CUSIP number
4.  Name of stockholder
5.  Date of issuance
6.  Corporate seal
7.  Signatures of president and secretary of corporation at time of issuance.